SCHEDULE 14A
                         (Rule 14a-101)

               INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.    )

Filed by the registrant  X

Filed by a party other than the registrant

Check the appropriate box:

      Preliminary proxy statement
 X    Definitive proxy statement
      Definitive additional materials
      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12 Confidential, For Use of the Commission Only
        [as Permitted by rule 14a-6(e)(2)]

                       THE BOMBAY COMPANY, INC.
        (Name of Registrant as Specified in Its Charter)


                      Michael J. Veitenheimer,
          Vice President, Secretary and General Counsel
            (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
  X  No fee required.

     Fee  computed  on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

(1) Title of each class of securities to which transaction applies:

(2)  Aggregate  number  of  securities to  which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
_________________________________________________________________
     (2)  Form, Schedule or Registration Statement No.:
_________________________________________________________________
     (3)  Filing Party:
_________________________________________________________________
     (4)  Date Filed:


                    THE BOMBAY COMPANY, INC.

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          May 16, 2002

To the Shareholders:

      The Annual Meeting of Shareholders of The Bombay Company, Inc. will be held at the Dorothea Leonhardt Lecture Hall at the Botanic Garden Center Complex, 3220 Botanic Garden Blvd., Fort Worth, Texas, on May 16, 2002, at 9:00 a.m. (C.D.T.) for the following purposes:

     1. To elect three directors in Class B to serve for three-year terms expiring in 2005, or until their successors are elected and qualified;

     2. To consider and act upon a proposal to amend and restate the Company's Employee Stock Purchase Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

      By resolution of the Board of Directors, only shareholders of record as of the close of business on March 19, 2002, are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. The Annual Report of the Company, including financial statements for the fiscal year ended February 2, 2002, has been mailed to all shareholders.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY INTERNET OR TELEPHONE.

                               By Order of the Board of Directors



                                        MICHAEL J. VEITENHEIMER
                                 Vice President, Secretary
                                     and General Counsel

Fort Worth, Texas
April 10, 2002
                    THE BOMBAY COMPANY, INC.
                        550 Bailey Avenue
                     Fort Worth, Texas 76107
                         (817) 347-8200

                         PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS

                          May 16, 2002


      The Bombay Company, Inc. Board of Directors is soliciting your proxy for use at the Annual Meeting of Shareholders on Thursday, May 16, 2002. This Notice, Proxy Statement and enclosed form of proxy will be mailed to shareholders beginning Wednesday, April 10, 2002.

                             VOTING

Who Can Vote
      Only shareholders of record at the close of business on March 19, 2002 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting. On that date the Company had 33,086,542 shares of Common Stock outstanding. Each share of Bombay Common Stock you own entitles you to one vote.

     Employee Benefit Plan Shares. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card includes shares you hold in each plan, as well as any shares you own of record, if any. The trustee for each plan will cause votes to be cast in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

How You Can Vote
     If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

             Vote  by  Internet,  by going  to  the  web  address
       http://www.eproxyvote.com/bba    and     following     the
       instructions for Internet voting shown on the enclosed proxy card.

              Vote  by  Phone,  by  dialing  1-877-779-8683   and
       following the instructions for telephone voting shown on the enclosed proxy card.

             Vote  by Proxy Card, by completing, signing,  dating
       and  mailing  the  enclosed proxy  card  in  the  envelope
       provided.   If  you vote by Internet or phone,  please  do
       not mail your proxy card.

      If your shares are held in "street name" (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote by Internet or phone.

      If you would like to vote on all proposals in accordance with the recommendations of the Board of Directors, there is no need for you to specify your vote on the individual proposals. Just sign and return your card, or indicate by Internet or phone your desire to vote as recommended by the Board. The named proxies will vote your shares FOR the election of all nominees for director as described under Proposal OneElection of Directors, and FOR Proposal TwoApproval of the Amendment and Restatement of the Bombay Employee Stock Purchase Plan.

      If you would like to vote on individual proposals, return your signed and marked proxy card or use Internet or phone voting before the Annual Meeting. The named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or
(3) WITHHOLD your vote from nominees you designate. See Proposal OneElection of Directors. For the second proposal, you may vote "FOR", "AGAINST" or "ABSTAIN" from voting.

How You May Revoke or Change Your Vote

     If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

       Sending  written  notice  of  revocation   to   the
       Company's Corporate Secretary.

       Submitting  another proper proxy with a more  recent
       date than that of the proxy first given by (1) following the Internet voting instructions; (2) following the telephone voting instructions or (3) completing, signing, dating and returning a proxy card to the Company.

       Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

Quorum and Vote Requirements
     A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked "Abstain" or "Withheld" and "broker non-votes" are counted in determining whether a quorum is present. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of each director. Other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. For matters requiring the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote thereon, "broker non-votes" are not counted as among the shares entitled to vote with respect to such matter, and thus have the effect of reducing the number of affirmative votes required to approve a proposal and the number of negative votes or abstentions required to block such approval. Abstentions and withheld votes are counted in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote.

How Proxies Are Solicited

      The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of proxies by use of the mail, certain officers and regular employees (who will receive no compensation therefore in addition to their regular salaries) may be used to solicit proxies personally and by telephone. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or employed with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

                       SECURITY OWNERSHIP

Shareholders Who Own More Than Five Percent of the Common Stock

      The following table sets forth information based upon the records of the Company and filings with the Securities and Exchange Commission as of March 19, 2002, with respect to each person known by the Company to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities.


                 Name and Address of                Amount and Nature of    Percent
Title of Class   Beneficial Owner                   Beneficial Ownership(l) of Class

Common Stock    State of Wisconsin Investment Board 3,794,300 shares(2)      11.47%
                P.O. Box 7842
                Madison, WI 53707

Common Stock    Dimensional Fund Advisors Inc.      2,965,590 shares(3)       8.96%
                1299 Ocean Avenue, 11th Floor
                Santa Monica, CA 90401
___________

(l) Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or to direct the voting of such shares, or (ii) the investment power with respect thereto, including the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

(2)  The  State  of  Wisconsin Investment Board  filed  with  the
     Securities and Exchange Commission an Amended Schedule 13G dated April 10, 2001.

(3)  Dimensional Fund Advisors Inc. filed with the Securities and
     Exchange Commission a Schedule 13G dated January 30, 2002.


Securities Owned by Directors and Executive Officers

     The table below sets forth as of March 19, 2002, the numbers of shares of Common Stock beneficially owned by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group.




Title of                               Amount and Nature           Percent of
Class       Name of Beneficial Owner   of Beneficial Ownership(1)  Class

Common      Barbara Bass               164,273 (2)                     *
Stock

Common      John C. Beuttell           18,334 (3)                      *
Stock

Common      John H. Costello           32,362 (4)                      *
Stock

Common      Elaine D. Crowley          201,655 (5)                     *
Stock

Common      Glenn E. Hemmerle          32,400 (6)                      *
Stock

Common      James A. Marcum            26,000 (7)                      *
Stock

Common      Carmie Mehrlander          616,608 (8)                    1.84%
Stock

Common      Brian N. Priddy            288,311 (9)                      *
Stock

Common      Julie L. Reinganum         19,936 (10)                      *
Stock

Common      Bruce R. Smith             18,000 (11)                      *
Stock

Common      Nigel Travis               20,208 (12)                      *
Stock

Common      Steven C. Woodward         288,354 (13)                     *
Stock

Common      All present executive      2,003,324 (14)                  5.84%
Stock       officers
                 and directors as
            a group
__________       (14 persons)

*Less than one percent (1%)

 (1) Directors  and  executive  officers  have  sole  voting   and
     investment powers of the shares shown unless otherwise indicated below. Includes shares which may be acquired by the exercise of options within 60 days after March 19, 2002. Does not include stock units acquired in lieu of cash retainers and meeting fees under the Non-Employee Directors' Equity Plan or its successor plan, unless the related shares may be acquired within 60 days.

 (2) Includes  45,062 shares which may be acquired  upon  exercise
     of  options.   Ms.  Bass disclaims beneficial  ownership  of
     50,000 shares listed above which are owned by her spouse.

 (3) Includes 18,334 shares which may be acquired upon exercise of options.

 (4) Includes 4,000 shares which may be acquired upon exercise of options.

 (5) Includes 165,930 shares which may be acquired upon exercise of options.

 (6) Includes 27,000 shares which may be acquired upon exercise of options. Does not include 36,213 stock units.

 (7) Includes 21,000 shares which may be acquired upon exercise of options.

 (8) Includes  425,667 shares which may be acquired upon  exercise
     of  options.   Includes 80,000 shares  of  restricted  stock
     subject to forfeiture in certain circumstances.

 (9) Includes  193,587 shares which may be acquired upon  exercise
     of  options.   Includes 40,000 shares  of  restricted  stock
     subject to forfeiture in certain circumstances.

(10) Includes 9,000 shares which may be acquired upon exercise of options. Does not include 862 stock units.

(11) Includes  15,000 shares which may be acquired  upon  exercise
     of  options.   Mr. Smith disclaims beneficial  ownership  of
     3,000 shares listed above which are owned by his spouse.

(12) Includes 9,000 shares which may be acquired upon exercise of options.

(13) Includes  191,667 shares which may be acquired upon  exercise
     of  options.   Includes 40,000 shares  of  restricted  stock
     subject to forfeiture in certain circumstances.

(14) Includes   1,399,114  shares  which  may  be  acquired   upon
     exercise of options.


                      ELECTION OF DIRECTORS

                          (Proposal 1)

      The Certificate of Incorporation of the Company provides that the members of The Bombay Company, Inc. Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which is to serve for three years, with one class being elected each year. The terms of office of the directors in Class B expire with this Annual Meeting. The Board of Directors elected Mr. John H. Costello to the vacancy created by the retirement of Mr. George B. Cobbe in February 2001, for the unexpired portion of his term ending with this 2002 Annual Meeting. In May 2001 the Board of Directors adopted a resolution decreasing the size of the Board to eight directors.

      To be elected as a director, each nominee must receive the favorable vote of the holders of a plurality of the shares of Common Stock represented and entitled to be voted at the Annual Meeting. The persons named in the enclosed form of Proxy, unless otherwise directed, intend to vote such Proxy FOR the election of the nominees named below as directors for the term specified. If any nominee becomes unavailable for any reason, the persons named in the form of Proxy are expected to consult with management in voting the shares represented by them. Management has no reason to doubt the availability of any of the nominees to serve and no reason to believe that any of the nominees will be unavailable or unwilling to serve if elected to office. Except as limited by the Certificate of Incorporation or Bylaws, to the knowledge of management, the nominees intend to serve the term for which election is sought. Cumulative voting is not permitted by the Certificate of Incorporation.

      The Board of Directors has nominated three persons for election as directors in Class B at this Annual Meeting to serve for three-year terms expiring in 2005 or until their successors are elected and qualified. Mr. John H. Costello, Mr. James A. Marcum and Ms. Carmie Mehrlander are currently serving as directors and have consented to serve upon election.


            Directors Who Are Nominated For Election


                              Principal           Director   Term
Director's     Age            Occupation           Since     to
Name                                                         Expire

John H.        54    Chief Global Marketing        2001       2005
Costello             Officer
                     Yahoo!

James A.       42    Executive Vice President      1999       2005
Marcum               and
                     Chief Financial Officer,
                     Hollywood Entertainment
                     Corporation

Carmie         50    Chairman of the Board,        1998       2005
Mehrlander           President and
                     Chief Executive Officer of
                     the Company




        Continuing Directors Whose Terms Are Not Expiring

                               Principal           Director  Term
Director's     Age            Occupation            Since    to
Name                                                         Expire

Barbara Bass   51    Private Investor               1993     2004

Glenn E.       56    Private Investor               1997     2003
Hemmerle

Julie L.       46    President and Chief Executive  2000     2004
Reinganum            Officer,
                     Pacific Rim Resources, Inc.

Bruce R.       60    Business Consultant            1999     2004
Smith

Nigel Travis   52    President and Chief Operating  2000     2003
                     Officer,
                     Blockbuster Inc.


      Additional information regarding the three nominees for election as directors and the continuing directors of the Company is as follows:

Nominees

      John H. Costello was elected to the Board of Directors in April 2001. He currently serves as Chief Global Marketing Officer of Yahoo! Inc., a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 200 million individuals each month worldwide. Prior to his current position, Mr. Costello was President and Chief Executive Officer of MVP.com from September 1999 to May 2000. He served as President of AutoNation Inc. from December 1998 to August 1999 and as Senior Executive Vice President of Sears, Roebuck & Co. from 1993 to 1998 where he was a member of the Sears Executive Committee and served on the Board of Directors of Sears Canada, Inc. He is a director and past Chairman of The Advertising Council, a director and past Chairman of the Association of National Advertisers, and a director of the Retail Advertising and Marketing Association.

     James A. Marcum was elected to the Board of Directors in May 1999 and, in August 2000 was elected Lead Director. He is Executive Vice President and Chief Financial Officer of Hollywood Entertainment Corporation, owner of the Hollywood Video chain of over 1,800 video superstores. Mr. Marcum previously served in an executive capacity and as a board member of Lids Corporation from October 2000 until January 2001 and, prior thereto, as Vice Chairman and Chief Financial Officer for Stage Stores, Inc. He joined Stage Stores in June 1995 as Executive Vice President and Chief Financial Officer. Prior to joining Stage Stores, Mr. Marcum served in various positions at Melville Corporation from 1983 to 1995, including Senior Vice President and Chief Financial Officer of Marshalls, Inc. from 1990 to 1995 and as Vice President and Controller from 1989 to 1990 and as Treasurer of Melville from 1986 to 1989.

      Carmie Mehrlander was named Chief Executive Officer of the Company in February 2000, and re-assumed the duties of President in March 2000. She was further elected Chairman of the Board in August 2000. She became President and Chief Operating Officer of the Company in February 1998, and joined the Board of Directors in March 1998. Prior to joining the Company, Ms. Mehrlander served as Executive Vice President-Merchandising for Home Shopping Network from June 1996 to June 1997, and as Divisional Vice President of Sears Merchandise Group from August 1993 to June 1996. Prior to joining Sears, she was Group Vice President of Macy's South from July 1990 to August 1993 following 13 years of fashion retailing at Abraham & Straus and Macy's (Bamberger's). Ms. Mehrlander also serves on the Board of Directors of St. Jude Children's Research Hospital.

Continuing Directors

      Barbara Bass has been a director of the Company since February 1993. She previously served as President and Chief Executive Officer of the Emporium Weinstock division of Carter Hawley Hale Stores, Inc., a department store chain, from 1989 to 1992. During 1987 and 1988, Ms. Bass served as Chairman of the Board and Chief Executive Officer of I. Magnum, a division of Federated Department Stores. Prior thereto, from 1980 until 1987 Ms. Bass was employed by Bloomingdales, a division of Federated Department Stores, serving as Executive Vice President from 1985 until 1987, Senior Vice President from 1983 until 1985, Merchandising Vice President from 1981 until 1983, and Operating Vice President during 1980 and 1981. Prior to joining Bloomingdales, Ms. Bass spent eight years in fashion retailing at Macy's California and Burdine's. Ms. Bass also serves on the Boards of Directors for DFS Group Limited, Starbucks Corporation and bebe stores, inc.

      Glenn E. Hemmerle was elected to the Board of Directors in May 1997. He previously served as President and Chief Executive Officer of Miracle-Ear, Inc., a manufacturer and retailer of hearing aid devices with over 1,000 international retail outlets. He held similar positions at The Johnny Rockets Group, Inc. Prior to joining Johnny Rockets in February 1997, Mr. Hemmerle was President and Chief Executive Officer of Pearle Vision, a subsidiary of Grand Metropolitan, P.L.C. from August 1994 to September 1996. Prior thereto, he served as President and Chief Executive Officer of Crown Books from 1992 to 1994 and held the same position at Athlete's Foot Group, Inc. from 1987 until 1992. Mr. Hemmerle also serves on the Board of Directors of Monarch Dental Corporation.

      Julie L. Reinganum has been a director of the Company since August 2000. Since 1998 she has been President and CEO of Pacific Rim Resources, Inc., a management consulting firm serving multinational corporations. Prior thereto, Ms. Reinganum held positions at American International Group from 1986 to 1988 and at Pacific Telesis International from 1984 to 1986. From 1979 to 1982 she worked for the National Committee on US-China Relations. Ms. Reinganum serves on the boards of the Stanford University Graduate School of Business ACT program, the Hopkins Nanjing Center for Chinese and American Studies, the University of San Francisco Center for the Pacific Rim and Golden Javelin Ltd., a Hong Kong investment firm.

      Bruce R. Smith joined the Board in September 1999. Mr. Smith is a business consultant in the professional services, technology and retail industries. Since September 2001 he has served as a founding partner of i3 Partners Consulting, which provides Board and CEO level consulting to companies and equity capital firms focusing on marketing, sales and customer relationship management. Prior thereto, he was a principal with Nextera/Sibson Consulting Group, responsible for the creation and business development of the equity capital services practice. From 1994 to 1998, Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of Integration Alliance Corporation, a distribution, integration and marketing company that provided a high value, complex systems channel model for the Hewlett Packard UNIX, 3000 and NT environments. Prior thereto, he was President, Client Systems Company of Distribution Resources Corporation from 1991 to 1994.

     Nigel Travis was elected to the Board of Directors in August 2000. He currently serves as President and Chief Operating Officer of Blockbuster Inc. Prior to this appointment, Mr. Travis served as Blockbuster Executive Vice President and President, Worldwide Stores Division from December 1999 to October 2001, as President, Worldwide Retail Operations from 1998 to 1999, Executive Vice President and President, International from 1997 to 1998 and Senior Vice President, Europe from 1994 to 1997. Prior to his services with Blockbuster, Mr. Travis was employed by Grand Metropolitan from 1985 to 1994, with his final position as Managing Director, Europe, Middle East and Africa for Burger King Corporation, headquartered in Uxbridge, England. Mr. Travis also served as the senior independent director and was a member of the Audit Committee of the Board of Directors of Limelight, Pic UK from October 1996 to August 2000.

Meetings and Committees of the Board

      For the fiscal year ended February 2, 2002 ("Fiscal 2001"), the Board of Directors met seven times. No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings. The Board has three standing Committees, described below. Committee appointments are recommended by the Governance and Nominations Committee at or near the beginning of each fiscal year and are approved by the Board at its next meeting.

      The Board of Directors has an Audit and Finance Committee currently composed of James Marcum (Chairperson), Glenn Hemmerle and Nigel Travis. The Audit and Finance Committee assists the Board in fulfilling its responsibility to shareholders relating to the quality and integrity of the Company's financial reports and accounting and reporting practices. Its members may not be employees of the Company ("outside directors") and must have no relationship to the Company that would interfere with their independence from management and the Company, including "independence" as defined in applicable New York Stock Exchange listing standards. Its duties include reviewing the qualifications, independence and performance of the Company's independent public accountants; reviewing the scope, magnitude and budgets of all examinations of the Company's financial statements by the auditors; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the cost and types of audit and non-audit services performed by independent public accountants; meeting with independent public accountants not less than once a year without Company representatives present to discuss internal controls and accuracy and completeness of the financial statements; reviewing the Company's Standards of
Business   Ethics  and  monitoring  compliance;   reviewing   the
effectiveness of the internal audit function and reports; ascertaining compliance with recent accounting pronouncements; reviewing results of audits with the independent public accountants and management with a focus on difficulties encountered, material errors or irregularities, weaknesses in internal accounting controls and similar issues; and notifying the Board of major problems or deficiencies discovered with respect to its duties. The duties and responsibilities of the Committee are more fully described in the Audit and Finance Committee Charter, a copy of which is attached as Exhibit A to this Proxy Statement. Ten meetings of the Committee were held during the fiscal year.

      The Board of Directors has a Compensation and Human Resources Committee currently composed of Barbara Bass (Chairperson), John Costello, Julie Reinganum and Bruce Smith. The Compensation and Human Resources Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters. The Committee also recommends to the Board of Directors annual salaries and bonus programs and administers certain retirement, stock option and other plans covering executive officers. The Committee, comprised entirely of non-employee directors, met four times during the fiscal year.

      The  Board  of  Directors has a Governance and  Nominations
Committee currently composed of Nigel Travis (Chairperson), Barbara Bass and James Marcum. The Governance and Nominations Committee was formed to address governance issues, to ensure that the Board and its Committees carry out their functions in accordance with governing law, regulations and their charters, to ensure that an assessment of the effectiveness of the Board as a whole, the Committees and individual directors is completed at least on an annual basis, and to identify, recruit, nominate and orient new directors. Recommendations by shareholders regarding director candidates to be reviewed by the Committee should be forwarded to the Secretary of the Company and should identify the nominee by name and provide detailed information concerning his or her qualifications. The Company's Bylaws require that shareholders give advance notice and furnish certain information to the Company in order to nominate a person for election as a director. See discussion under "Shareholder Proposals and Director Nominations." The Committee, comprised entirely of non-employee directors, met two times during the fiscal year.

AUDIT AND FINANCE COMMITTEE DISCLOSURE

      The Audit and Finance Committee of the Board is responsible for, among other things, considering the appointment of the independent public accountants for the Company, reviewing with them the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with internal auditors and independent accountants. In May 2001, the Audit and Finance Committee approved and adopted an Amended and Restated Charter, a copy of which is attached to this Proxy Statement as Exhibit A. All of the members of the
Audit and Finance Committee satisfy the requirements for independence set forth in the listing standards of the New York Stock Exchange.

      Fees  paid  to PricewaterhouseCoopers LLP for  Fiscal  2001
were:   audit fees $157,000; financial information systems design
and   implementation  fees  $0;  and  all  other  fees  $102,000, principally for tax services and foreign office audits.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

      In connection with the financial statements of the Company as of and for the fiscal year ended February 2, 2002, the Audit and Finance Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent public accountants the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the independent public accountants the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the independence of the independent public accountants. Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Company's Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended February 2, 2002.

THE AUDIT AND FINANCE COMMITTEE

James A. Marcum, Chairman
Glenn E. Hemmerle
Nigel Travis

Compensation of Directors

     A. Cash Compensation. A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any Committee of the Board. For Fiscal 2001, non-employee directors received cash compensation consisting of an annual retainer of $18,500, and a $1,000 fee for each Board meeting and each Committee meeting attended in person, and a $500 fee for each telephone meeting. Committee Chairpersons received an additional annual retainer of $4,000 for committee work. These amounts reflect no change in director cash compensation from the prior year. The Company also reimburses its directors for travel, lodging and related expenses incurred in attending Board and Committee meetings, and provides each director with travel accident and directors' and officers' liability insurance.

     B. Stock Options/Deferrals. In February 2001, the Board of Directors adopted the Amended and Restated Non-Employee Directors' Equity Plan (the "Directors' Equity Plan") to continue the purposes of the expiring Director Option Plan and to incorporate and supersede the Stock Deferral Plan for Non-Employee Directors. The Directors' Equity Plan was amended further in May 2001. The plan provides a means by which non-employee directors may purchase stock of the Company and elect to receive their annual Board retainer fees and committee chair retainer fees and meeting attendance fees in the form of Common Stock of the Company or to defer such payments.

      The Directors' Equity Plan also provides for an initial grant of a nonqualified option to new directors and an automatic annual grant of nonqualified options to continuing directors on the third business day after the Company issues its press release summarizing the Company's operating results for the prior fiscal year. The initial and automatic annual option grants are the lesser of 8,000 shares or $75,000 in face value. The initial grant vests 20% per year over a five-year period and the annual grants vest in full six months after the grant. In the event of a change in control, as defined in the plan, all outstanding options become immediately exercisable. Under the Directors' Equity Plan, non-employee directors are also given an election to defer the receipt of annual and committee chair retainers and meeting fees, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director. The stock units, which are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice. The stock units are adjusted for stock dividends, stock splits, combinations, reclassifications, recapitalizations or other capital adjustments. In the event of a change in control, as defined in the plan, all units are immediately payable. Alternatively, non-employee directors may opt to be paid their fees in the form of Common Stock distributed to such director on a quarterly basis.

                  AMENDMENT AND RESTATEMENT OF
                THE EMPLOYEE STOCK PURCHASE PLAN

                          (Proposal 2)

      We are asking the Company's shareholders to approve the amendment and restatement of the Employee Stock Purchase Plan, as amended and restated effective September 1, 1999 (the "Plan"), in order to (1) increase the number of shares of Common Stock, authorized for sale under the Plan by 300,000 shares, (2) open the Plan to participation by all employees, and (3) make certain other changes. Following approval of this proposal, the maximum aggregate number of shares reserved for sale under the Plan would be 609,696. The Board of Directors approved these amendments on March 21, 2002.

     We believe the amendment to increase the number of shares of Common Stock authorized for sale under the Plan is necessary to ensure that a sufficient reserve of Common Stock is available under the Plan, especially in light of the fact that all employees will be eligible to participate in the Plan if the proposal is approved. We also believe that operation of the Plan encourages stock ownership and increases employees' personal interest in and commitment to the Company.

     The essential features of the Plan as proposed to be amended are summarized below. This summary does not purport to be a complete description of all the provisions of the Plan. Any shareholder of the Company who wishes to obtain a copy of the actual Plan document may do so upon written request to the Secretary at the Company's principal executive offices.

GENERAL

      The Plan is intended to qualify under Section 423 of the Internal Revenue Code. It is not a tax-qualified, deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The purpose of the Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase Common Stock at a discount to market price through payroll deductions.

ADMINISTRATION

     The Plan is administered by the Company's Board of Directors or by a committee appointed by the Board for that purpose. All questions of interpretation or application of the Plan are determined by the Board or its appointed committee, and its decisions are final and conclusive.

ELIGIBILITY AND PARTICIPATION

     All employees (including officers and employee directors) of the Company and its designated subsidiaries will be eligible to participate in the Plan, provided they have been employed for at least 90 days as of the first day of an offering period, subject to certain limitations imposed by the Internal Revenue Code and certain other limitations set forth in the Plan. Members of the Board who are not employees and other non-employees such as consultants are not eligible to participate.

      Eligible employees become participants in the Plan by submitting an enrollment form at least 15 business days before the first day of an offering period. A participant's enrollment form continues to be effective for each consecutive offering period until the participant withdraws from the Plan, ceases to be eligible to participate in the Plan, or the Plan is discontinued. As of March 2002, approximately 3,300 employees, including seven executive officers, would have been eligible to participate in the Plan. The actual benefits, if any, to participants in the Plan are not determinable prior to the purchase of shares thereunder as the benefit of purchasing a share of Common Stock under the Plan is equal to the difference between the market price of a share of Common Stock on the date of the purchase and the purchase price of the share, as described below.

OFFERING PERIODS; PURCHASE PRICE

     The Plan has been implemented by a series of consecutive six-month offering periods that commence on January 1 and July 1 of each year. Payroll deductions accumulate during these offering periods and are applied at the end of the period to purchase shares of Common Stock. The per share price at which shares are purchased is equal to 85% of the lesser of the fair market value (the average of the high and low prices reported on the New York Stock Exchange for the applicable day) of a share of Common Stock on the first day of the offering period or the fair market value on the last day of the offering period.

LIMITATIONS ON PARTICIPATION

      Employees are permitted to have up to 10% of their compensation accumulated and applied toward purchases of shares under the Plan. An employee may not participate in the Plan if, immediately after he or she enrolled, he or she (or any other person whose stock would be attributed to such employee under stock attribution rules of the Internal Revenue Code) would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the
Company. The Plan also limits each participant's purchases of stock under the Plan to $21,250 per year.

      The Company may make a pro rata allocation of the shares available for purchase under the Plan if the total number of such shares at the end of an offering period is less than the number of shares that could be purchased with the aggregate amount of payroll deductions for such period. Participants may withdraw from the Plan, and have their accumulated payroll deductions refunded, at any time prior to a purchase date (June 30 and December 31). If a participant does not withdraw prior to the end of an offering period, he or she will continue to participate in the next offering period.

PAYROLL DEDUCTIONS

      The purchase price of the shares to be acquired under the Plan is accumulated by payroll deductions over an offering period. The deductions may not be at a rate of more than 10% of a participant's compensation on each payday during the offering period. A participant may reduce his or her rate of contribution one time during an offering period. A participant may discontinue his or her participation in the Plan by suspending deductions or withdrawing from the Plan at any time. When a participant withdraws, the payroll deductions accumulated under the Plan for that offering period are refunded, but the participant does not receive interest on such amounts. Payroll deductions for a participant begin with the first full payroll following the date he or she enrolls in the Plan.

TERMINATION OF EMPLOYMENT OR LOSS OF ELIGIBILITY

      Termination of a participant's employment for any reason, including retirement or death, causes the employee to become ineligible to participate in the Plan. In such event, payroll deductions credited to the participant's account will be refunded to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Plan, without interest.

CAPITAL CHANGES

       In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of Common Stock outstanding, appropriate adjustment shall be made in the purchase price and in the number of shares authorized for sale under the Plan.

     In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets in connection with complete liquidation or dissolution of the Company, each right to purchase stock under the Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board or its appointed committee determines that the offering period should be shortened so that participants' rights to purchase stock under the Plan will be automatically exercised prior to the merger or sale of assets.

STOCK

      The maximum number of shares of Common Stock available for sale under the Plan shall be 609,696 shares upon stockholder approval of the proposed amendment and restatement of the Plan, subject to adjustment in the case of a change in capitalization of the Company as described above.

      No participant shall have any interest or voting right in shares of Common Stock to be purchased under the Plan until the shares have been purchased. Shares to be delivered to a participant upon purchase under the Plan shall be registered in the name of the participant, in the name of the participant and another person of legal age as joint tenants with right of survivorship, or in the name of a broker authorized by the participant to be his or her nominee for such purpose.


AMENDMENT AND TERMINATION OF THE PLAN

      The Board or its appointed committee may at any time amend or terminate the Plan. To the extent necessary to comply with any applicable laws, the Company will obtain shareholder approval of amendments to the Plan.

      Unless earlier terminated by the Board or its appointed committee, the Plan will remain in effect until all or substantially all of the Common Stock reserved for sale under the Plan has been sold. If the Plan is terminated, any amounts credited to a participant's account will be refunded to him or her.

TAX INFORMATION

      The Plan, and the right of participants to make purchases thereunder, is intended to qualify under Section 423 of the Internal Revenue Code. No income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. If a participant disposes of his or her shares of Common Stock within two years after the offering date that applies to the shares (the beginning of the offering period or the day on which the employee enrolled in the Plan) or within one year after the purchase date of the shares, a transaction referred to as a "disqualifying disposition," the participant will recognize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price or, if less, the gain on disposition. In such instances, the amount of ordinary income recognized will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of Common Stock for more than one year after the purchase date.

      If the participant disposes of his or her shares of Common Stock more than two years after the offering date that applies to the shares and more than one year after the purchase date of the shares, or if the participant dies at any time while holding the shares, the participant will generally recognize ordinary income in the year of the disposition equal to the lesser of (1) the excess, if any, of the fair market value of the shares on the date of disposition or death over the purchase price or (2) 15% of the fair market value of the shares on the offering date that applies to the shares. The amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, no ordinary income will be recognized and any loss recognized will be a capital loss.

     The Company will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, no deduction is allowed the Company.

      The foregoing is only a summary of the effect of federal income taxation upon the participants and the Company with respect to participation in the Plan and does not purport to be complete. Furthermore, the foregoing does not discuss the income or estate tax laws of any municipality, state or foreign country in which a participant may reside. Participants should consult their own tax advisors with respect to the tax consequences of participation in the Plan for their particular situations.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
PROPOSAL TO AMEND AND RESTATE THE EMPLOYEE STOCK PURCHASE PLAN.


                EXECUTIVE OFFICERS OF THE COMPANY

Current Executive Officers

      The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:

                             Position(s) Held with    Officer of
      Name         Age            the Company             the
                                                        Company
                                                         Since

Carmie             50     President and Chief            1998
Mehrlander                Executive Officer

Brian N. Priddy    45     Executive Vice President,      1998
                          Operations

Steven C.          45     Senior Vice President,         1998
Woodward                  Merchandising

Elaine D.          43     Senior Vice President,         1996
Crowley                   Chief Financial Officer
                          and Treasurer

John C. Beuttell   54     Vice President,                2000
                          International Strategies

James D. Johnson   55     Vice President, Human          1998
                          Resources

Michael J.         45     Vice President, Secretary      1985
Veitenheimer              and
                          General Counsel


Business Experience

      Information  concerning  the  business  experience  of  Ms.
Mehrlander is provided under the section entitled "Election of Directors."

       Brian N. Priddy was named Executive Vice President, Operations in February 2001, after having served as Senior Vice President, Store Operations since April 1998. Prior to joining Bombay, Mr. Priddy served as a member of the Senior Strategic Leadership Team for Sears, Roebuck and Company from July 1993 to April 1998 and as Regional Merchandise Manager for Montgomery
Wards from September 1992 to July 1993. Prior thereto, Mr. Priddy served as Director of Stores for Lillie Rubin Incorporated from May 1991 to September 1992 and as Regional Vice President of Stores for Maison Blanche department stores from November 1984 to April 1991.

       Steven  C.  Woodward  was  named  Senior  Vice  President,
Merchandising in August 1998. His responsibilities include buying, concept and product development, planning, allocation, multinational sourcing and quality assurance. Mr. Woodward came to Bombay from Service Merchandise, where he was Vice President of the Home Store Merchandise group from November 1997 to July 1998. Prior thereto, Mr. Woodward held various positions at Pier 1 Imports from August 1992 to October 1997, including Vice President of Furniture, Textiles and Decorative Accessories.

      Elaine D. Crowley was named Senior Vice President, Chief Financial Officer and Treasurer in February 2002, after having served as Vice President, Chief Financial Officer and Treasurer since December 2000. She was named Vice President, Finance and Treasurer since January 1996, after having served as Corporate
Controller since January 1995. Ms. Crowley acted as Executive Vice President, Operations of The Bombay Company division from January 1994 to January 1995, Vice President and Controller from January 1991 to December 1994, and Controller from August 1990 to December 1990. Ms. Crowley was with Price Waterhouse from 1981 to 1990.

       John C. Beuttell joined Bombay as Vice President, International Strategies in October 2000. Before coming to Bombay, Mr. Beuttell served as Director of International Marketing and Sales for Ben & Jerry's Homemade, Inc. from March 1997 to September 2000. In this position he was responsible for all marketing, sales, operations and franchising activities outside the United States. Prior thereto, Mr. Beuttell served as Senior Vice President, Marketing for Galoob Toys, Inc. from February 1996 through February 1997 and as Executive Vice President, International for YES! Entertainment Corporation from March 1993 to February 1996. Mr. Beuttell began his 30-year international business career with Cheseborough-Ponds International in 1970, and has held executive positions since with Mattel, Inc., Atari, Inc. and Matchbox Toys USA.

      James D. Johnson joined Bombay in August 1998, as Vice President, Human Resources. Prior thereto, Mr. Johnson served as Regional Human Resources Manager for Sears Product Service for the Dallas and Memphis Region, and as District Human Resources Manager for Sears Retail Organization from December 1994 to
August 1998. Prior thereto, Mr. Johnson was employed by Federated Department Stores in the Abraham & Strauss division from August 1982 to December 1994 as Area Director of Human Resources, Director of Human Resources/Operations and Merchandising Group Manager. Mr. Johnson began his retail human resources career at Macy's Department Stores, where he was employed from 1974 to 1982.

      Michael J. Veitenheimer was named Vice President in August 1994, and has served as Secretary of the Company since July l, 1985, and General Counsel since December 1983. From 1983 to 1985 he was Assistant Secretary of the Company. Prior thereto, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

Terms of Office; Relationships

      The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

       The   Summary   Compensation  Table  includes   individual
compensation information on the Chief Executive Officer and the four other most highly paid executive officers for the last three fiscal years.


                    Summary Compensation Table

                                                                   Long-Term
                                                                 Compensation

  Name and             Fiscal      Annual         Other             Awards
  Principal             Year    Compensation      Annual                                  All
  Position                                        Compen-     Restricted     Stock       Other
                                Salary   Bonus    sation(1)    Stock(2)     Options   Compensation(3)
                                 ($)     ($)       ($)           ($)          (#)          ($)



Carmie                  2001    500,000     0        -        276,000(4)     175,000   20,703
Mehrlander,             2000    480,769  226,800     -            0          125,000   14,892
Chairman of the Board   1999    340,385  153,593     -            0          120,000   14,983
President and Chief
Executive
Officer


Brian N. Priddy         2001    275,000        0     -        138,000(4)     80,000    14,870
Executive Vice          2000    235,289   84,000     -            0          70,000    11,322
President, Operations   1999    188,077   67,497     -            0         100,000     6,931


Steven C.               2001    270,000        0     -        138,000(4)     80,000     9,593
Woodward,               2000    263.654   96,600     -            0          60,000     8,116
Senior Vice             1999    226,154   76,542     -            0          70,000     6,081
President,
Merchandising


John C.                 2001    233,654   25,000     -            0               0     3,108
Beuttell,               2000     69,231   20,000     -            0          55,000       284
Vice President,         1999      -          -       -            -             -         -
International
Strategies
(5)


Elaine D.               2001    200,000        0     -            0          15,000    11,572
Crowley,                2000    164,231   48,792     -            0          51,000     6,924
Senior Vice             1999    145,000   41,720     -            0          26,000     7,507
President,
Chief Financial
Officer
and Treasurer


(1) "Other Annual Compensation" covers forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive officer received such compensation or perquisites which exceeded the threshold level for disclosure purposes.

(2) At the end of Fiscal 2001 restricted stock awards covering 200,000 shares of stock were outstanding, which shares had a total value of $450,000 based upon the closing market price of the Common Stock on February 2, 2002. The restricted share awards made in Fiscal 2001 vest over three years following the dates of grant at the rate of 20% after the first year, 30% after the second year and 50% after the third year. The Company has historically not paid dividends on its Common Stock and it does not expect that dividends will be paid on the restricted stock.

(3) The totals in this column reflect the aggregate value of the Company's contribution to each named executive officer under the 401(k) Savings Plan, Supplemental Stock Plan, and Executive Disability Plan and for life insurance. For
     Fiscal   2001,  these  amounts  were  as  follows:    Carmie
     Mehrlander:  $7,615; $9,866; $1,980; and $1,242.   Brian  N.
     Priddy:  $6,267;  $5,817;  $1,980;  and  $806.   Steven   C.
     Woodward:  $6,807; $0; $1,980; and $806.  John C.  Beuttell:
     $0;  $0;  $1,980;  and $1,128.  Elaine D.  Crowley:  $5,571;
     $3,750; $1,860; and $391.

(4)  At  the  end  of  Fiscal 2001, Ms. Mehrlander  held  100,000
     shares  of  restricted stock with a value of $225,000.   Mr.
     Priddy   and  Mr.  Woodward  each  held  50,000  shares   of
     restricted stock with a value of $112,500.

(5)  Mr.   Beuttell  joined  the  Company  on  October  9,  2000.
     Compensation shown for Fiscal 2000 is for a partial year.

Stock Option Grants

      The following table provides information, with respect to grants under the 1996 Long-Term Incentive Stock Plan to the individuals named in the Summary Compensation Table, during Fiscal 2001.

               OPTION GRANTS IN LAST FISCAL YEAR



                              Percent of
                            total options                                Grant Date
                 Options     granted to       Exercise or                  Present
      Name       Granted     employees in      base price    Expiration    Value $
                  (#)(1)     fiscal year     ($/share) (2)      Date          (3)


Carmie           175,000         16%             $2.76         2/07/11    $294,263
Mehrlander

Brian N. Priddy   80,000          7%             $2.76         2/07/11    $134,520



Steven C.         80,000          7%             $2.76         2/07/11    $134,520
Woodward


John C.Beuttell      0            -                 -               -          -


Elaine D.          15,000         1%             $2.76         2/07/11     $25,223
Crowley

(1) Grants of options to purchase shares of Common Stock under the 1996 Long-Term Incentive Stock Plan vest from the date of grant at a rate of 33% per year for three years and expire on the tenth anniversary of the date of grant. The plan provides that in the event of a change in control, as defined therein, all options granted under the plan immediately become exercisable for a period of 60 days after the effective date of such change in control.

(2)  Exercise  price is equal to the closing price of the  Common
     Stock on the New York Stock Exchange Composite Tape on the date of the grant.

(3) The grant date present values were determined by using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future increases in the price of the Common Stock. The options expiring on February 7, 2011 had a grant date present value of $1.6815 per share. The Black-Scholes valuation model was based upon the following assumptions: volatility of 59.9% based on a historical daily average over a six-year period, expected life of options at six years; no expected dividends; and a risk-free interest rate range of 5.0% to 5.5%.


Stock Option Exercises and Holdings

     The following table provides information with respect to the exercise  of  options  by the individuals named  in  the  Summary
Compensation   Table  during  Fiscal  2001  and  the   value   of
unexercised options held as of February 2, 2002.



 AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION
                             VALUES

                                                    Number of               Value of
                                              Securities Underlying    Unexercised In-the-
                      Shares                        Unexercised          Money Options at
                     Acquired       Value        Options at 2/2/02        2/2/02 ($) (1)
                   on Exercise     Realized         Exercisable/           Exercisable/
                       (#)           ($)           Unexercisable          Unexercisable

Carmie Mehrlander        0            0         304,666 / 395,334             0 / 0

Brian N. Priddy          0            0         150,254 / 149,999             0 / 0

Steven C. Woodward       0            0         158,333 / 136,667             0 / 0

John C. Beuttell         0            0          18,334 / 36,666              0 / 0

Elaine D. Crowley        0            0         162,050 / 39,212          1,583 / 3,166


(1)The closing price of the Common Stock on February 1, 2002, was $2.25 per share.


Termination Agreements

      In August 2000, the Company entered into an Executive Severance Agreement with Ms. Carmie Mehrlander. Pursuant to the contract, separation without cause entitles Ms. Mehrlander to 18 months base salary continuation plus the then current year's bonus and benefits for the continuation period, subject to offset by earnings from subsequent employment. In the event of termination of her employment within 12 months following a change in control, Ms. Mehrlander is entitled to receive two years of compensation, including medical benefits. All restricted stock vests and all options become exercisable for a one-year period following the change in control.

      In April 1998, the Company hired Mr. Brian N. Priddy as Senior Vice President, Store Operations. Pursuant to Mr. Priddy's offer letter, if his employment is terminated without cause after the first year, he is entitled to compensation of up to 12 months base salary, six months guaranteed and six months subject to offset by earnings from subsequent employment. Upon a change in control, all restricted stock vests, all options become exercisable and the severance pay provisions are activated.

      In August 1998, the Company hired Mr. Steven C. Woodward as Senior Vice President, Merchandising. Pursuant to Mr. Woodward's offer letter, if his employment is terminated without cause, he is entitled to severance compensation of six months base salary. Upon a change in control, all restricted stock immediately vests and all options become exercisable.

      In October 2000, the Company hired John C. Beuttell as Vice President, International Strategies. Pursuant to Mr. Beuttell's offer letter, if his employment is terminated without cause, he is entitled to severance compensation of six months continuation of base salary, subject to offset by earnings from subsequent employment. Upon a change in control, all stock options will become exercisable on the date of the change of control, and a severance provision is activated providing for salary continuation for up to nine months, subject to offset by earnings from subsequent employment.

Compensation and Human Resources Committee Report

      The Compensation and Human Resources Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Committee consists of four independent, non-employee directors. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

       Compensation Philosophy. The Company's long-standing compensation philosophy is one of emphasizing performance-based compensation incentives which create a strong focus on growth in earnings per share and the enhancement of shareholder value.
This program consists of competitive base salaries, a bonus program based on successfully achieving predetermined financial and individual performance goals and a heavy emphasis on equity ownership. These compensation elements address both short-term and long-term performance goals. It is understood that the Company's success and ability to properly manage its growth and improved shareholder return depend, to a significant extent, both upon the performance of the Company's current senior management team and its ability to attract, hire, motivate and retain additional qualified management personnel in the future. It is further recognized that the inability to recruit and retain such personnel, or the loss of critical management, could have an adverse impact on the Company. With these understandings, the Committee used the following principal objectives to establish the Fiscal 2001 compensation plan:

(1)Officer total compensation was targeted at the 50th to 75th percentile of market levels as demonstrated by competitive data;

(2)An annual incentive plan design was utilized with a variable pay component to ensure the universal understanding and practice of a "pay for performance" philosophy;

(3)A variable pay component was incorporated that provided flexibility to appropriately assign bonus dollars to key performers;

(4)The   retention  of  key  management  resources  was  a   high
   priority; and

(5)Equity ownership by senior management needed to continue to grow.

      The Company has elected to use the Standard & Poors Specialty Stores Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement. However, in reviewing compensation issues, the Committee focuses on a narrower group of retailers (the "Comparative Group"), along with national survey data. The
Comparative  Group  is  reviewed by the  Committee  annually  and changes to the group are made as necessary for comparability purposes. The Committee is of the opinion that these companies reflect a group with which Bombay competes for executive talent. In the selection process, the following criteria are used: first, the company is in the business of specialty retail, with revenues of $300 million to approximately $2 billion; and second, a preference is given to home furnishings retailers (mall and non-
mall) and to mall-based retailers in other merchandise categories with operating, growth and earnings characteristics similar to the Company. The Comparative Group used for Fiscal 2001 consisted of 16 companies, the majority of which are not in the Specialty Stores Index. To further refine comparability, the Committee also reviews compensation practices for a modified peer group containing the eight companies in the Comparative Group closest to Bombay in net sales volume.

      Base Salaries. The Committee reviews and approves salaries for the CEO and the other executive officers generally on an annual basis. Recommended base salaries are reviewed and set based on information derived from the Comparative Group and national surveys of compensation data, as well as evaluations of the individual executives' positions, performance and contribution. In making salary decisions, the Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels. Salaries of Company executives are generally set at or near median levels. Due to a mid-year salary adjustment given in the prior fiscal year, no base salary merit increases were given at the beginning of Fiscal 2001, although adjustments were made due to promotions and assumption of additional duties or responsibilities. In the executive officer group, salaries for the fiscal year represented a range of approximately 60% to 70% of projected total annual compensation.

      Annual Incentive Bonus. Annual incentive bonuses for executive officers are designed to satisfy the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance. To carry out this philosophy, the Company implemented the shareholder-approved Executive Management Incentive Compensation Plan (the "Incentive Plan"), which is a pay-for-performance plan intended to motivate and reward executive officers by directly linking cash bonuses to specific corporate financial targets.

      The Incentive Plan provides that a bonus pool is created based upon measurements of shareholder return, principally on improvement in earnings. The bonus pool is derived by setting aside a fixed percentage of pre-tax profits and contains a profit threshold that must be met for the payment of any bonus based on profitability. The profit percentage and other shareholder return measurement elements, if applicable, along with the minimum thresholds, are established by the Committee and approved annually by the Board of Directors. The Incentive Plan also provides the Committee with the flexibility to make a portion of annual incentive bonus based upon the individual performance of the officer.

      For Fiscal 2001, profitability in excess of the approved thresholds would generate bonus dollars to be divided based upon predetermined allocations of the bonus pool dollars. For the executive officers achievement of the business plan was set to provide bonus dollars based 100% on Company performance except for Mr. Beuttell, whose bonus was based 80% on Company performance and 20% on individual performance measures.

      Compensation Results. The Company's performance for Fiscal 2001 did not meet the minimum profit threshold criteria established for the fiscal year, and therefore, no profit-based bonuses were earned. Mr. Beuttell was paid a bonus of $25,000 based upon satisfying his individual performance goals.

      Stock Options/Equity Ownership. The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value. To further this goal, in Fiscal 2001 members of Senior Management were awarded incentive and non-qualified stock options and three executives were awarded restricted stock grants. These grants are reflected in the "Summary Compensation" and "Option Grants in Last Fiscal Year" tables contained in this Proxy Statement.

      Pursuant to the 1996 Long-Term Incentive Stock Plan, awards are granted at the discretion of the Committee, generally once per year. The number of shares covered by such awards are determined based upon benchmarks for comparable positions and an assessment of the individuals' performance. The Committee considers the recommendation of and relies on information provided by the CEO in determining awards to be granted to the other executive officers. Stock options are granted with an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant. Options typically vest over a three-year period (33% per year) and are not dependent on further individual performance criteria. The Committee believes that the periodic grant of time-vested stock options and restricted stock provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the price of the Common Stock increases after the option is granted.

      CEO Compensation. Ms. Carmie Mehrlander served as CEO for the fiscal year. She was paid a base salary of $500,000 for the period. Since the Company did not meet the minimum threshold of profitability, Ms. Mehrlander was not paid a bonus for Fiscal 2001. On February 7, 2001, Ms. Mehrlander was granted incentive and nonqualified stock options covering 175,000 shares, priced at $2.76 per share, which will vest equally over a three-year period from the date of grant, and 100,000 shares of restricted stock, which vest at the rate of 20,000 shares on February 7, 2002, 30,000 shares on February 7, 2003, and 50,000 shares on February 7, 2004.

      Impact of Section 162(m) of the Internal Revenue Code. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to the top five executive officers of publicly-held corporations, unless, in general, such compensation is performance-based and approved by shareholders. It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws. Accordingly, the Committee adopted and the Board of Directors and shareholders approved the 1996 Long-Term Incentive Stock Plan.

      The Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders. The Committee is of the opinion that the Company's compensation plans meet these important requirements.

                                       Barbara Bass, Chairperson
                                       John H. Costello
                                       Julie L. Reinganum
                                       Bruce R. Smith

1997 - 2002 Shareholders' Total Return Graph

      The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Specialty Stores Index for the five-year period ended January 2002. The S&P Retail Stores Composite Index, which was used in the prior year's total return graph, no longer exists and the Company has replaced it with the S&P Specialty Stores Index. The return values are based on an assumed investment of $100, as of the close of business on the last day of January 1997, in the Company's Common Stock and in the stock of the companies in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last day of January for each subsequent year through January 2002.


        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
        AMONG THE BOMBAY COMPANY, INC., THE S&P 500 INDEX
               AND THE S&P SPECIALTY STORES INDEX




                              1/97    1/98     1/99     1/00      1/01     1/02

THE BOMBAY COMPANY,INC.     $100.00  $98.65   $95.95   $85.15    $50.59   $48.65


S&P 500                     $100.00  $126.91  $168.14  $185.54   $183.87  $154.18


S&P SPECIALTY STORES INDEX  $100.00  $106.76  $88.56   $60.24    $68.31   $85.67

 * $100 invested on 1/31/97 in stock or index - including reinvestment of dividends. Fiscal year ending February 2.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and certain persons or groups who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the applicable national stock exchange. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent (10%) were complied with during Fiscal 2001, except that the Form 4 reflecting the sale of 20,000 shares by Carmie Mehrlander was filed five days late.

                      CERTAIN TRANSACTIONS

      In August 1999 the Board of Directors approved an Executive Stock Purchase Plan (the "Purchase Plan") pursuant to which certain executive officers of the Company were given the opportunity to purchase up to specified amounts of Common Stock at current market prices as of the time of each purchase. The Company agreed to loan to the executive officers the amount required to purchase the Common Stock, but the loans are not collateralized by the Common Stock. All principal and accrued interest on the loans is payable at the end of a three-year term, with such interest to accrue at the Applicable Federal Rate for the month in which the Common Stock was purchased. The Purchase Plan provides that if any of the Common Stock is sold within the three years following the date of purchase, any sales proceeds per share over the purchase price per share must be paid to the Company unless at the time of the sale all principal and accrued interest on the loan used to purchase the Common Stock has been paid to the Company. As of March 1, 2002, loans pursuant to the Purchase Plan were outstanding to the following executive officers of the Company in the following amounts, including principal and accrued interest at the weighted average rate of interest per annum shown. These amounts represent the maximum indebtedness of each executive under the Purchase Plan.

                              Weighted Average
                   Amount     Rate of Interest
                                 Per Annum

Carmie            $337,665       5.81%
Mehrlander

Brian N. Priddy   $166,971       6.01%

Steven C.         $166,248       6.01%
Woodward


        RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors selected PricewaterhouseCoopers LLP as independent public accountants to audit the books, records and accounts of the Company for Fiscal 2001. PricewaterhouseCoopers LLP has served as the Company's independent public accountants since 1975 and is, therefore, familiar with the affairs and financial procedures of the Company. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in the Company nor any connection with the Company in any capacity otherwise than as set forth in this Proxy Statement under "Election of Directors - Meetings and Committees of the Board - Audit and Finance Committee Disclosure."

      A representative of the firm is expected to be present at the Annual Meeting on May 16, 2002, to answer questions and, if requested, will be afforded an opportunity to make a statement regarding the financial statements.

         SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for next year's Annual Meeting, which is expected to be held on or about May 15, 2003, must deliver the proposal to the Company no later than December 2, 2002. The Company requests that all such proposals be addressed to Michael J. Veitenheimer, Vice President, Secretary and General Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107, and mailed by certified mail, return receipt requested. In addition, the Company's Bylaws require that notice of shareholder nominations for directors and related information be received by the Secretary of the Company no later than 45 days before the anniversary of this year's Annual Meeting which, for next year's Annual Meeting, will be April 1, 2003.

                             GENERAL

     The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for Fiscal 2001, as filed with the Securities and Exchange Commission, including the financial statements and schedules. Such report will be filed with the Securities and Exchange Commission on or before May 3, 2002. Requests for copies of such report should be directed to Michael J. Veitenheimer, Vice President, Secretary and General Counsel, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth, Texas 76107.

Report to Shareholders

      The Annual Report to Shareholders of the Company for Fiscal
2001, has been forwarded to all shareholders. The Annual Report, which includes audited financial statements, does not form any part of the material for the solicitation of Proxies.

      Please either date, sign and return the enclosed Proxy or vote by phone or Internet using the instructions on the Proxy card at your earliest convenience. A prompt vote of your Proxy will be appreciated, as it will save the expense of additional solicitation.

                               By Order of the Board of Directors



                                        MICHAEL J. VEITENHEIMER
                                        Vice President, Secretary
                                              and General Counsel